UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2015

LANDMARK APARTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4901 Dickens Road, Suite 101 Richmond, Virginia		23230
(Address of principal executive offices)		(Zip Code)

(804) 237-1335

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 22, 2015, Landmark Apartment Trust, Inc., a Maryland corporation (the “Company”), and Landmark Apartment Trust Holdings, LP, a Virginia limited partnership (“Company LP”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by Monument Partners, L.L.C., a Delaware limited liability company (“Parent”), an affiliate of Starwood Capital Group, and Milestone Apartments Real Estate Investment Trust, a Canadian real estate investment trust, for a purchase price of $8.17 in cash per share of Company Common Stock (as defined below) or Company Common Partnership Unit (as defined below), without interest. The board of directors of the Company (the “Company Board”) has approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

Transaction Structure

The Merger Agreement, by and among the Company, Company LP, Parent, Monument REIT Merger Sub, L.P., a Delaware limited partnership and wholly-owned subsidiary of Parent (“REIT Merger Sub”), and Monument Partnership Merger Sub, L.P., a Virginia limited partnership and a wholly-owned subsidiary of REIT Merger Sub (“Partnership Merger Sub”), provides that:

•	Partnership Merger Sub will merge with and into Company LP, with Company LP surviving as an indirect wholly-owned subsidiary of Parent (the “Partnership Merger”); and

•	following the Partnership Merger, the Company will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a direct wholly-owned subsidiary of Parent (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”).

Concurrently with the execution of the Merger Agreement, Parent entered into agreements (the “Mini-REIT Purchase Agreements”) pursuant to which Parent will acquire all of the common equity interests in two entities that elected to be taxed as REITs for U.S. federal income tax purposes and hold common units of Company LP (“Company Common Partnership Units”). The consummation of the Mergers is not conditioned upon the closing of the transactions contemplated by the Mini-REIT Purchase Agreements.

Payment of Dividends

As set forth in the Merger Agreement, the Company may continue to pay its regular monthly dividend in an amount not to exceed $0.025 per share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) to holders of Company Common Stock during the period between signing and closing of the Mergers.

Merger Consideration

At the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each Company Common Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than those held by the Company, Parent or an affiliate of Parent) will be converted into the right to receive an amount in cash equal to $8.17, without interest (the “Partnership Per Share Merger Consideration”).

At the effective time of the REIT Merger (the “REIT Merger Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time (other than those held by any wholly-owned subsidiary of Company or Parent) will be converted into the right to receive an amount in cash equal to $8.17, without interest (the “REIT Per Share Merger Consideration”).

Redemption of Preferred Shares

At the closing of the Mergers, each share of the Company’s 8.75% Series D Cumulative Non-Convertible Preferred Stock (“Series D Preferred Stock”) and the Company’s 9.25% Series E Cumulative Non-Convertible

Preferred Stock (“Series E Preferred Stock” and, together with the Series D Preferred Stock, the “Preferred Stock”) issued and outstanding immediately prior to the REIT Merger Effective Time will be redeemed by the Company for a redemption price as determined in accordance with the Articles Supplementary designating the terms of the Preferred Stock.

Treatment of Equity Awards

Immediately prior to the Partnership Merger Effective Time, all LTIP units of Company LP (the “Company LTIP Units”) will be fully vested (whether or not then vested or subject to any performance condition or any condition related to the book-up of the capital account associated with the Company LTIP Units that has not been satisfied), and will be considered to be outstanding Company Common Partnership Units and subject to the right to receive the Partnership Per Share Merger Consideration (less applicable withholding taxes) at the Partnership Merger Effective Time.

Immediately prior to the REIT Merger Effective Time, each share of restricted stock of the Company will be fully vested (whether or not then vested or subject to any performance condition that has not been satisfied), and all shares of Company Common Stock represented thereby will be considered outstanding and subject to the right to receive the REIT Per Share Merger Consideration (less applicable withholding taxes) at the REIT Merger Effective Time.

Representations, Warranties and Covenants

The Merger Agreement contains certain customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between signing and closing of the Mergers and covenants prohibiting the Company and its subsidiaries and representatives, from soliciting, providing information or entering into discussions concerning proposals relating to alternative business combination transactions, subject to certain limited exceptions.

Closing Conditions

The consummation of the Mergers is subject to certain closing conditions, including, among others:

•	approval of the Partnership Merger and the Merger Agreement by the affirmative vote of the Company, in its capacity as the general partner of Company LP;

•	approval of the REIT Merger and the Merger Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock as of the record date for the special meeting of stockholders of the Company, voting together as a single class;

•	the absence of a material adverse effect on either the Company or Parent; and

•	the receipt by Parent of a tax opinion relating to the REIT status of the Company.

The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by Parent, REIT Merger Sub or Partnership Merger Sub.

Termination Rights

The Merger Agreement contains certain termination rights for both the Company and Parent. Under specified circumstances, the Company is entitled to terminate the Merger Agreement to accept a superior business combination proposal. Upon termination of the Merger Agreement to enter into a superior business combination proposal, or under certain other specified circumstances, the Company will be required to pay Parent a termination fee of $20,000,000. In certain circumstances where the Merger Agreement has been terminated but the Company is not required to pay a termination fee, the Company will be required to reimburse Parent for up to $5,000,000 of expenses incurred in connection with the transaction (although if the termination fee later becomes payable, amounts reimbursed by the Company will be credited against the termination fee payable). In connection with the termination of the Merger Agreement by the Company or Parent under certain specified circumstances, Parent will be required to pay the Company a termination fee of $50,000,000.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Company LP, Parent, REIT Merger Sub or Partnership Merger Sub. In particular, the assertions embodied in the representations and warranties of the Merger Agreement were made as of a specified date, are modified or qualified by information in confidential disclosure schedules provided by the Company and Company LP to the other parties in connection with the signing of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about the Company, Company LP, Parent, REIT Merger Sub or Partnership Merger Sub at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.

Voting Agreements

Concurrently with the execution of the Merger Agreement, certain of the holders of Company Common Stock, and all of the directors and officers who hold Company Common Stock (the “Covered Stockholders”), in their capacities as stockholders of the Company, entered into voting agreements with Parent (the “Voting Agreements”). Pursuant to their respective Voting Agreement, each of the Covered Stockholders, who collectively have the power to vote approximately 13.5% of the shares of Company Common Stock outstanding as of October 19, 2015, has agreed to vote all shares of Company Common Stock beneficially owned by it in favor of adoption of the Merger Agreement and against any alternative proposal or any other action that is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement.

In addition, concurrently with the execution of the Merger Agreement, the holders of Preferred Stock entered into voting agreements with Parent (the “Preferred Stockholder Voting Agreements”). Pursuant to their respective Preferred Stock Voting Agreement, each of the holders of Preferred Stock has agreed to vote its shares of Preferred Stock in favor of adoption of the Merger Agreement in proportion to the number of votes of Company Common Stock voted in favor of adoption of the Merger Agreement and to vote against any alternative proposal or any other action that is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement in proportion to the number of votes of Company Common Stock voted against such proposals or actions. The holders of the Preferred Stock have also agreed not to (i) solicit, provide information or enter into discussions concerning proposals relating to alternative business combination transactions, or (ii) solicit proxies, recommend or advise others to vote against the adoption of the Merger Agreement or indicate support or approval for any alternative business combination transaction.

Copies of the Voting Agreement and the Preferred Stock Voting Agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein. The descriptions of the Voting Agreement and the Preferred Stock Voting Agreement set forth in this Item 1.01 are not complete and are qualified in their entirety by reference to the full text of the Voting Agreement and the Preferred Stock Voting Agreement set forth on Exhibits 99.1 and 99.2, respectively.

Tax Protection Waivers

Concurrently with the execution of the Merger Agreement, some of the limited partners of Company LP with tax protection have executed waivers of their tax protection rights (the “Tax Protection Waivers”) in connection with, and conditioned upon, the consummation of the transactions contemplated by the Merger Agreement.

A copy of the form Tax Protection Waiver is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The description of the Tax Protection Waiver set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Tax Protection Waiver set forth on Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.

On October 22, 2015, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger by and among Landmark Apartment Trust, Inc., Landmark Apartment Trust Holdings LP, Monument Partners, L.L.C., Monument REIT Merger Sub, L.P. and Monument Partnership Merger Sub, L.P., dated October 22, 2015*

10.1	Form of Tax Protection Waiver

99.1	Form of Voting Agreement

99.2	Form of Preferred Stock Voting Agreement

99.3	Press release of the Company, dated October 22, 2015

*	Landmark Apartment Trust, Inc. has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to obtain the required stockholder approval to consummate the proposed REIT Merger; the satisfaction or waiver of other conditions in the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company and others related to the Merger Agreement; the ability of third parties to fulfill their obligations relating to the proposed transaction; the risk that the REIT Merger, the Partnership Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; the availability of financing and the attractiveness of its terms; changes in economic conditions generally and the real estate market specifically; changes in interest rates; competition in the real estate industry generally and the apartment community sub-industry specifically; the supply and demand for operating properties in the Company’s target market areas; legislative and regulatory changes, including changes to laws governing the taxation of REITs;

and changes in accounting principles generally accepted in the United States of America or in policies and guidelines applicable to REITs. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 24, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, which was filed with the SEC on May 15, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, which was filed with the SEC on August 10, 2015, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Any forward-looking statement speaks only as of the date of this report and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company expects to file with the SEC a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGERS. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC (if and when they become available) at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company (if and when they become available) will be available free of charge on its website at www.latapts.com, or by directing a written request to Landmark Apartment Trust, Inc. at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on April 23, 2015 in connection with its 2015 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDMARK APARTMENT TRUST, INC.

October 22, 2015	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger by and among Landmark Apartment Trust, Inc., Landmark Apartment Trust Holdings LP, Monument Partners, L.L.C., Monument REIT Merger Sub, L.P. and Monument Partnership Merger Sub, L.P., dated October 22, 2015*

10.1	Form of Tax Protection Waiver

99.1	Form of Voting Agreement

99.2	Form of Preferred Stock Voting Agreement

99.3	Press release of the Company, dated October 22, 2015

*	Landmark Apartment Trust, Inc. has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.